DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                             September 30,        December 31,
                                 2000                1999
ASSETS

CASH AND CASH EQUIVALENTS     $1,116,003         $  559,869
PROPERTY, Net                  2,890,629          3,176,287
OTHER ASSETS                      60,381             60,379

TOTAL                         $4,067,013         $3,796,535

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                     $441,200           $367,509

PARTNERS' EQUITY (DEFICIT):
General Partners                 (57,028)           (58,996)
Limited Partners               3,682,841          3,488,022
     Total partners' equity    3,625,813          3,429,026

TOTAL                         $4,067,013         $3,796,535


See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                              September 30,      September 30,
                                  2000               1999
REVENUES:
Rental Income                   $803,919           $741,280
Interest                           3,102              2,377
     Total revenue               807,021            743,657

EXPENSES:
Operating                        386,830            361,922
General and administrative        55,402             54,819
     Total expenses              442,232            416,741

NET INCOME                      $364,789           $326,916

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners            $361,141           $323,647
    General partners               3,648              3,269
TOTAL                           $364,789           $326,916
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $15.20             $13.63

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753


See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


                               September 30,    September 30,
                                   2000             1999


REVENUES:
Rental income                   $2,314,528        $2,146,460
Interest                             8,480             7,112

Total revenues                   2,323,008         2,153,572

EXPENSES:
Operating                        1,089,379         1,060,280
General and administrative         227,082           206,709

Total expenses                   1,316,461         1,266,989

NET INCOME                       1,006,547           886,583

AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                   996,482           877,717
General Partners                    10,065             8,866

TOTAL                            1,006,547           886,583

NET INCOME PER LIMITED
PARTNERSHIP UNIT                   $ 41.95           $ 36.95

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION        23,753            23,753

See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL



BALANCE AT JANUARY 1, 1999      ($55,794)    $3,805,019   $3,749,225

NET INCOME                         8,866        877,717      886,583
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

BALANCE AT SEPTEMBER 30, 1999   ($55,025)    $3,881,073   $3,826,048

BALANCE AT JANUARY 1, 2000      ($58,996)    $3,488,022   $3,429,026

NET INCOME                        10,065        996,482    1,006,547
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

BALANCE AT SEPTEMBER 30, 2000   ($57,028)    $3,682,841   $3,625,813


See accompanying notes to financial statements (unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

                                    September 30,      September 30,
                                        2000               1999

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                          $1,006,547          $ 886,583
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                      314,415            314,415
  Changes in assets and liabilities:
     Increase in other assets               (2)            (1,704)
     (Increase)decrease in liabilities  73,691             (8,079)
Net cash provided by operating
  activities                         1,394,651          1,191,215

CASH FLOWS FROM INVESTING ACTIVITIES -
Additions to property                  (28,757)           (19,303)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners        (809,760)          (809,760)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                      556,134            362,152

CASH AND CASH EQUIVALENTS:
At beginning of period                 559,869            546,110
At end of period                    $1,116,003          $ 908,262

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 2000, and for the periods ended September 30, 2000 and 1999, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at September 30, 2000, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,518,313
        Furniture and Equipment               38,710
        Total                             10,316,023
        Less: Accumulated Depreciation   ( 7,425,394)
        Property - Net                   $ 2,890,629


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.